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                                                                     EXHIBIT (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm and Counsel" in the Statement of Additional Information and to the incorporation by reference of our report dated June 20, 2005 on the financial statements and financial highlights of Legacy Funds Group, in Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A, No. 811-10569), included in the Annual Report to Shareholders for the fiscal year ended April 30, 2005, filed with the Securities and Exchange Commission.




                                                            /s/Ernst & Young LLP



Columbus, Ohio
August 24, 2005